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Exhibit 10.29

THIRD LOAN AND NOTE MODIFICATION AGREEMENT
(Borrowing Base Revolving Line of Credit)

        Extra Space Properties Thirty LLC

        This THIRD LOAN AND NOTE MODIFICATION AGREEMENT (the "Modification") is made as of August 27, 2010 by and between EXTRA SPACE PROPERTIES THIRTY LLC, a Delaware limited liability company (the "Borrower"), having its executive offices at c/o Extra Space Storage LLC, 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, and BANK OF AMERICA, N.A., a national banking association (the "Lender"), whose address is Commercial Real Estate Banking, NV1-119-04-08, 300 Fourth Street, 4th Floor, Las Vegas, Nevada 89101.

Recitals

        A.    Lender has extended to Borrower a borrowing base revolving line of credit (the "Loan") in the maximum principal amount of up to Fifty Million and No/100 Dollars ($50,000,000.00) pursuant to a Revolving Line of Credit Agreement (the "Loan Agreement") and evidenced by a Promissory Note (the "Note"), each dated as of February 13, 2009. Capitalized terms used herein without definition, shall have the meanings given to such terms in the Loan Agreement and Note.

        B.    As of the date hereof, the Loan is secured by, among other things, fifteen (15) separate Security Instruments executed by Borrower or a Permitted Subsidiary for the benefit of Lender. Each Security Instrument encumbers a separate Property approved by Lender as a Borrowing Base Property.

        C.    EXTRA SPACE STORAGE LLC, a Delaware limited liability company (the "Original Guarantor"), unconditionally guaranteed Borrower's obligations under the Loan and Loan Documents pursuant to that certain Guaranty Agreement dated as of February 13, 2009 (the "Original Guaranty").

        D.    The Loan Agreement, the Note, each Security Instrument, the Original Guaranty, any environmental indemnities, guaranties and all other agreements, documents, and instruments evidencing, securing, or otherwise relating to the Loan, as previously modified by that certain First Loan and Note Modification Agreement dated as of April 9, 2009 (the "First Modification") and that certain Second Loan and Note Modification Agreement dated as of May 4, 2009 and as further modified in this Modification, are sometimes referred to individually and collectively as the "Loan Documents". Hereinafter, "Loan Agreement", "Note", "Security Instrument", "Original Guaranty" and "Loan Documents" shall mean such documents as modified in this Modification.

        E.    Borrower has requested that Lender modify the Loan and Loan Documents to, among other things, (i) extend the maturity of the Loan and Note, (ii) increase the interest rate applicable to the Loan and Note, and (iii) add EXTRA SPACE STORAGE INC., a Maryland corporation, as an additional guarantor of Borrower's obligations under the Loan and Loan Documents (the "Additional Guarantor," and together with the Original Guarantor, individually and collectively as the context requires, jointly and severally, the "Guarantor").

        F.     Lender is willing to so modify the Loan and Loan Documents, and to make other modifications to such documents, subject to the terms and conditions hereof.

Agreement

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

        1.    Recitals.    Borrower hereby acknowledges the accuracy of the Recitals which are incorporated herein by reference.

        2.    Modifications to Loan Documents.    The Loan Documents are modified as follows:

          2.1    Definitions.    The following defined terms are inserted as new terms into Schedule 1 to the Loan Agreement or, to the extent any of the following terms are set forth in Schedule 1 to the Loan Agreement, such terms are hereby amended and restated in their entirety as follows:

            "Extra Space Storage Inc." means Extra Space Storage Inc., a Maryland corporation.

            "Extra Space Storage LLC" means Extra Space Storage LLC, a Delaware limited liability company.

            "Floating Rate Margin" means three hundred fifty (350) basis points per annum.

            "Guarantor" means, individually and collectively as the context requires, jointly and severally, Extra Space Storage Inc., Extra Space Storage LLC, and their respective successors and assigns.

            "Guaranty" means the Guaranty Agreement dated as of February 13, 2009 executed by Extra Space Storage LLC for the benefit of Lender and the Guaranty Agreement dated as of August     , 2010 executed by Extra Space Storage Inc. for the benefit of Lender, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

          2.2    Maturity Date.    The definition of the term "Maturity Date" appearing in Section 1(a) of the Note is amended to refer to an extended maturity date of February 13, 2013. All other references to the Maturity Date in the Loan Documents are hereby modified to be consistent with February 13, 2013 as the Maturity Date. All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

          2.3    Extension Option.    Lender shall grant a request by Borrower to extend the Maturity Date to February 13, 2014 (the "Extended Maturity Date"), upon and subject to the following terms and conditions:

            (a)    Basic Conditions.    Unless otherwise agreed by Lender in writing:

                (i)  Borrower shall request the extension, if at all, by written notice to Lender not more than ninety (90) days, and not less than thirty (30) days, prior to the Maturity Date.

               (ii)  At the time of the request, and at the time of the extension, there shall not exist any Default or Event of Default.

              (iii)  Borrower shall recalculate the Borrowing Base using the Adjusted (LTV) Appraised Value, Initial Debt Service Coverage Ratio and/or Ongoing Debt Service Coverage Ratio for each Borrowing Base Property as set forth in Section 2.3(b) of this Modification and provide Lender with supporting documentation for such calculations, and Borrower shall remargin the Loan if and as required by Section 2.1(b) of the Loan Agreement.

              (iv)  Current financial statements regarding Borrower and each Guarantor (which requirement may be satisfied by providing the most recent quarterly statements required by Section 2.6 below) and all other financial statements and other information as may be required under the Loan Documents regarding Borrower, Guarantor and the Property, shall have been submitted promptly to Lender, and there shall not have occurred, in the opinion of Lender, any material adverse change in the business or financial condition of Borrower or Guarantor, or in the Property or in any other state of facts submitted to Lender in connection with the Loan Documents, from that which existed on the date of the Note.

               (v)  Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Lender in connection with the proposed extension (pre- and post-closing), including appraisal fees, environmental audit and reasonable attorneys' fees actually incurred by Lender; all such costs and expenses incurred up to the time of Lender's written agreement to the extension shall be due and payable prior to Lender's execution of that agreement (or if the proposed extension does not become effective, then upon demand by Lender), and any future failure to pay such amounts (after notice and opportunity to cure as provided for other payment obligations in the Loan Documents) shall constitute a default under the Loan Documents.

              (vi)  All applicable regulatory requirements, including appraisal requirements, shall have been satisfied with respect to the extension.

             (vii)  Not later than the Maturity Date, (A) the extension shall have been consented to and documented to Lender's satisfaction by Borrower, Guarantor, Lender, and all other parties deemed necessary by Lender (such as any permitted subordinate lienholders, tenants of the Property and permanent lenders (if any)); (B) Lender shall have been provided with an updated title report and appropriate title insurance endorsements shall have been issued as required by Lender; and (C) Borrower shall have paid to Lender a non-refundable extension fee in an amount equal to thirty-five (35) basis points of the Loan Amount.

    If all of the foregoing conditions are not satisfied strictly in accordance with their terms, the extension shall not be or become effective.

            (b)   Changes in Loan Terms.    All terms and conditions of the Loan Documents shall continue to apply to the extended term except to the extent changed as indicated below (such changes to be effective on and after the original Maturity Date, if the extension becomes effective as provided herein):

                (i)  Definition of Maturity Date.    The Maturity Date shall mean the Extended Maturity Date.

               (ii)  Definition of Adjusted (LTV) Appraised Value.    The Adjusted (LTV) Appraised Value shall mean, with respect to any Property or Borrowing Base Property, an amount equal to sixty-five percent (65%) of the Appraised Value of such Property or Borrowing Base Property.

              (iii)  Definition of Initial Debt Service Coverage Ratio and Ongoing Debt Service Coverage Ratio.    The Initial Debt Service Coverage Ratio and the Ongoing Debt Service Coverage Ratio shall mean, for any Property or Borrowing Base Property owned in fee simple by Borrower, the value of any such Property or Borrowing Base Property determined as the maximum loan amount which could be outstanding which yields a debt service coverage ratio of not less than 1.45, which ratios shall be calculated and determined as more particularly set forth in the definition of the terms "Initial Debt Service Coverage Ratio" and "Ongoing Debt Service Coverage Ratio" appearing in Schedule 1 of the Loan Agreement.

          2.4    Interest Rate.    Section 3 of the Note is hereby amended and restated in its entirety as follows:

            "Section 3.  Interest Rate.

              (a)   BBA LIBOR Daily Floating Rate.    The unpaid principal balance of this Note from day to day outstanding which is not past due, shall bear interest at a fluctuating rate of interest per annum equal to the BBA LIBOR Daily Floating Rate for that day plus the

      Floating Rate Margin. The "BBA LIBOR Daily Floating Rate" shall mean a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Lender from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Lender's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars. Interest shall be computed for the actual number of days which have elapsed, on the basis of a 360-day year.

              (b)   Alternative Rates.    Lender may notify Borrower if the BBA LIBOR Daily Floating Rate is not available for any reason, or if Lender determines that no adequate basis exists for determining the BBA LIBOR Daily Floating Rate, or that the BBA LIBOR Daily Floating Rate will not adequately and fairly reflect the cost to Lender of funding the Loan, or that any applicable Law or regulation or compliance therewith by Lender prohibits or restricts or makes impossible the charging of interest based on the BBA LIBOR Daily Floating Rate. If Lender so notifies Borrower, then interest shall accrue and be payable on the unpaid principal balance of this Note at a fluctuating rate of interest equal to the Prime Rate of Lender plus one hundred (100) basis points, from the date of such notification by Lender until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, or until the Maturity Date of this Note (whether by acceleration, declaration, extension or otherwise), whichever is earlier to occur. The term "Prime Rate" means, on any day, the rate of interest per annum then most recently established by Lender as its "prime rate." Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by Lender to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and Lender may make various business or other loans at rates of interest having no relationship to such rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender's Prime Rate. If Lender (including any subsequent holder of this Note) ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

              (c)   Past Due Rate.    If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at the Past Due Rate (as defined below) to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand at a fluctuating rate per annum (the "Past Due Rate") equal to the BBA LIBOR Daily Floating Rate plus seven hundred fifty (750) basis points."

          2.5    Financial Covenants.    Section 4 of the Original Guaranty is hereby deleted in its entirety. In lieu thereof, Borrower shall cause Additional Guarantor to maintain at all times, a consolidated tangible net worth determined in accordance with GAAP equal to at SEVEN HUNDRED FIFTY MILLION AND NO/100 DOLLARS ($750,000,000.00) ("Net Worth"). Such covenant shall be tested by Lender as of June 30 and December 31 of each calendar year and Lender may further test compliance with such covenant at any time or times and in its sole and absolute discretion, based on information available to Lender. Computations required to determine or test compliance with such Net Worth covenant shall be calculated based on a GAAP financial statement basis based on financial statements for Additional Guarantor as submitted to Lender or such other financial statements or information which is available to Lender.

          2.6    Financial Statements.    Section 7.8 of the Loan Agreement is hereby amended and restated in its entirety as follows:

            "7.8 Books and Records; Financial Statements; Tax Returns.

            Borrower, Guarantor and each Permitted Subsidiary will keep and maintain full and accurate books and records administered in accordance with sound accounting principles, consistently applied, showing in detail the earnings and expenses of each Property and the operation thereof. Borrower, Guarantor and each Permitted Subsidiary will keep and maintain its books and records, including recorded data of any kind and regardless of the medium of recording, at the address of Borrower set forth in Section 11.6. Borrower, Guarantor and each Permitted Subsidiary shall permit Lender, or any Person authorized by Lender, to inspect and examine such books and records (regardless of where maintained) and all supporting vouchers and data and to make copies and extracts therefrom at all reasonable times and as often as may be requested by Lender. Borrower will furnish or cause to be furnished to Lender:

            (a)   Quarterly financial statements, including balance sheets and income statements, for Extra Space Storage LLC within forty-five (45) days of the end of each calendar quarter; (provided that the December 31 quarter end financial statements shall not be due for 120 days following the quarter end. Such financial statements shall be prepared in accordance with GAAP.

            (b)   Quarterly unaudited financial statements, including balance sheets and income statements, for Extra Space Storage Inc. within forty-five (45) days of the end of each calendar quarter; (provided that the December 31 quarter end financial statements shall not be due for 120 days following the quarter end. Such financial statements shall be prepared in accordance with GAAP and shall contain and unqualified opinion of the auditors thereof.

            (c)   If requested by Lender, the annual federal income tax return together with all schedules and supporting exhibits of Borrower within thirty (30) of filing but not later than November 1 of the succeeding year.

            (d)   A quarterly compliance certificate from each of Borrower and Guarantor within forty-five (45) days of the end of each calendar quarter.

            (e)   A quarterly rent roll and operating statement for each Borrowing Base Property and its tenants and leases within forty-five (45) days of the end of each calendar quarter.

            (f)    A current Borrowing Base Certificate within forty-five (45) days of the end of each calendar quarter.

    All financial statements must be in form and detail acceptable to Lender and must be certified as to accuracy by Borrower and/or Guarantor, as applicable. Borrower shall provide, upon Lender's request, convenient facilities for the audit and verification of any such statement. All certifications and signatures on behalf of corporations, partnerships, limited liability companies and other entities shall be by a representative of the reporting party satisfactory to Lender."

          2.7    Leasing and Tenant Matters.    Pursuant to Section 2.4 of the First Modification, Borrower agreed that not less than 70% of the rentable self storage units and other rentable Improvements on the Hawaii Property (on an overall square footage basis) shall be leased to third party tenants upon the permitted terms and conditions set forth herein. Lender has now agreed to delete such requirement. Accordingly, Section 3 of Schedule 3 to the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "3.   Leasing Guidelines.

            Borrower shall not enter into any Lease of self-storage space in the Improvements except in the ordinary course of Borrower's self-storage business and only upon Borrower's standard form of tenant lease. Any material revisions thereto, must have the prior written approval of Lender."

          2.8    Additional Guarantor.    Additional Guarantor shall unconditionally guarantee the obligations of Borrower under the Loan and the Loan Documents, jointly and severally, with the Original Guarantor. Borrower shall cause the Additional Guarantor to execute such joinder agreements and/or guaranty agreements as Lender may require from time to time to effectuate such guarantee. All references in the Loan Documents to the Guarantor are hereby modified to include the Additional Guarantor as a guarantor, jointly and severally, with the Original Guarantor.

          2.9    Conforming Modifications.    Each of the Loan Documents is hereby modified to the extent required to be consistent with the terms hereof. Rights to or interests in any property granted as security in the Loan Documents, including the Security Instruments, shall remain as security for the obligations of the Borrower under the Loan Documents.

          2.10    References.    Each reference in the Loan Documents to any of the Loan Documents shall be a reference to such document as modified herein.

        3.    Consent and Agreement of Guarantor.    As a condition precedent to the obligations of Lender hereunder and the effectiveness hereof, Borrower agrees to provide to Lender concurrently with the execution and delivery of this Modification, (i) a Consent and Agreement of Guarantor and Joinder executed by Guarantor, (ii) a Guaranty Agreement executed by Additional Guarantor and (iii) a certified resolution of the board of directors of Additional Guarantor authorizing Additional Guarantor's unconditional guarantee of the obligations of Borrower under the Loan and the Loan Documents and designating the person or persons authorized to sign documents on behalf of Additional Guarantor to effectuate the foregoing, each in form and substance acceptable to Lender in its sole and absolute discretion.

        4.    Fees and Expenses.

          4.1    Fees and Expenses.    In consideration of Lender's agreements herein, Borrower has agreed to pay to Lender: (i) an extension fee in the amount of One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00) in connection with the extension of maturity, (ii) all legal fees and expenses incurred by Lender in connection herewith, (iii) all title endorsement premium costs incurred by Lender in connection with this Modification, and (iv) all other costs and expenses incurred by Lender in connection with this Modification and the extension of the Loan. Borrower acknowledges and agrees that such fees are fully earned and nonrefundable as of the date this Modification is executed and delivered by the parties hereto.

          4.2    Method of Payment.    All fees, costs, expenses and other payments due hereunder shall be paid by Borrower to Lender on the date of closing of this Modification or at such later date as such fees, costs, expenses and other payments are incurred by Lender. Lender may in its discretion, disburse such fees, costs, expenses and other payments as an advance under the Loan and Borrower hereby authorizes such disbursement. Borrower acknowledges and agrees that such fees, costs and expenses are earned and nonrefundable as of the date of closing of this Modification.

        5.    Ratification of Loan Documents and Collateral.    The Loan Documents are ratified and affirmed by Borrower and shall remain in full force and effect as modified herein. Any property or rights to or interests in property granted as security in the Loan Documents shall remain as security for the Loan and the obligations of Borrower in the Loan Documents.

        6.    Borrower Representations and Warranties.    Borrower represents and warrants to Lender:

            6.1   No default or event of default under any of the Loan Documents, nor any event, that, with the giving of notice or the passage of time or both, would be a default or an Event of Default under the Loan Documents has occurred and is continuing.

            6.2   There has been no material adverse change in the financial condition of Borrower or any other person or entity whose financial statement has been delivered to Lender in connection with the Loan from the most recent financial statement received by Lender.

            6.3   Each and all representations and warranties of Borrower in the Loan Documents are accurate on the date hereof.

            6.4   Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents.

            6.5   The Loan Documents are the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their terms.

            6.6   Borrower validly exists under the laws of the State of its formation or organization, has not changed its legal name as set forth above, and has the requisite power and authority to execute and deliver this Modification and to perform the Loan Documents. The execution and delivery of this Modification and the performance of the Loan Documents have been duly authorized by all requisite action by or on behalf of Borrower. This Modification has been duly executed and delivered on behalf of Borrower.

        7.    Borrower Covenants.    Borrower covenants with Lender that:

            7.1   Borrower shall execute, deliver, and provide to Lender such additional agreements, documents, and instruments as reasonably required by Lender to effectuate the intent of this Modification.

            7.2   Borrower fully, finally, and forever releases and discharges Lender and its successors, assigns, directors, officers, employees, agents, and representatives from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity of Borrower, whether now known or unknown to Borrower, (i) in respect of the Loan, the Loan Documents, or the actions or omissions of Lender in respect of the Loan or the Loan Documents and (ii) arising from events occurring prior to the date this Modification is executed and delivered by the parties hereto. Borrower has been advised by its legal counsel, or Borrower has made a reasoned and fully informed decision not to be so represented by counsel, and understands and acknowledges the significance and consequences of this release, and Borrower expressly consents and agrees that the releases contained herein shall be given full force and effect according to each and all of their express terms and provisions including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.

            7.3   If required by Lender, on or prior to the execution and delivery of this Modification, Borrower shall have executed and delivered, or caused to be executed and delivered, to

    Lender, each in form and substance satisfactory to Lender, such other documents, instruments, resolutions, subordinations, and other agreements as Lender may require in its sole discretion.

            7.4   If required by Lender, on or prior to the execution and delivery of this Modification, Borrower shall have provided to Lender a certified resolution authorizing this Modification and designating the person or persons authorized to sign this Modification and any related documents on behalf of Borrower.

        8.    Execution and Delivery of Agreement by Lender.    Lender shall not be bound by this Modification until (i) Lender has executed and delivered this Modification, (ii) Borrower has performed all of the obligations of Borrower under this Modification to be performed contemporaneously with the execution and delivery of this Modification, if any, (iii) Borrower has paid all fees and costs in accordance with Section 4 hereof, and (iv) Guarantor has executed and delivered to Lender the documents set forth in Section 3 hereof.

        9.    Integration, Entire Agreement, Change, Discharge, Termination, or Waiver.    The Loan Documents as modified herein contain the complete understanding and agreement of Borrower and Lender in respect of the Loan and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations. No provision of the Loan Documents as modified herein may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the parties thereto.

        10.    Binding Effect.    The Loan Documents shall be binding upon and shall inure to the benefit of Borrower and Lender and their successors and assigns and the executors, legal administrators, personal representatives, heirs, devisees, and beneficiaries of Borrower; provided, however, Borrower may not assign any of its rights or delegate any of its obligations under the Loan Documents and any purported assignment or delegation shall be void.

        11.    Choice of Law.    This Modification shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to conflicts of law principles.

        12.    Counterpart Execution.    This Modification may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this Modification to physically form one document. Receipt by the Lender of an executed copy of this Modification by facsimile shall constitute conclusive evidence of execution and delivery of this Modification by the signatory thereto.

        13.    USA Patriot Act Notice.    Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. Lender will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information. Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons

        [Remainder of Page Intentionally Left Blank]

        DATED as of the date first above stated.

BORROWER:
EXTRA SPACE PROPERTIES THIRTY LLC a Delaware limited liability company
By:	/s/ KENT W. CHRISTENSEN
Name:	Kent W. Christensen
Title:	Manager
LENDER:
BANK OF AMERICA, N.A. a national banking association
By:	/s/ RICKY G. MONROE
Name:	Ricky G. Monroe
Title:	Senior Vice President

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  Exhibit 10.29
THIRD LOAN AND NOTE MODIFICATION AGREEMENT (Borrowing Base Revolving Line of Credit)
Recitals
Agreement